                             SECOND AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                             GOLDEN STATE VINTNERS, INC.


          Golden State Vintners, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

          DOES HEREBY CERTIFY THAT:

          FIRST:    The name of the corporation is Golden State Vintners, Inc., and that the corporation was originally incorporated on April 18, 1995 pursuant to the General Corporation Law.

          SECOND:   The following resolutions amending and restating the
corporation's Certificate of Incorporation were approved by the Board of Directors of the corporation by an Action by Unanimous Written Consent dated as of April ___, 1998 and were duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law by written consent of stockholders given in accordance with
Section 228 of the General Corporation Law, with written notice given to stockholders who did not consent in writing:

          "RESOLVED, that the Certificate of Incorporation of the corporation (the "Certificate") be and it hereby is amended and restated to read in its entirety as follows:


                                      ARTICLE I

          The name of the Corporation is Golden State Vintners, Inc. (hereinafter, the "CORPORATION").


                                      ARTICLE II

          The registered office of the Corporation is to be located at 15 East North Street, Dover, County of Kent, Delaware, 19901. The name of its registered agent at that address is United Corporate Services, Inc.

                                     ARTICLE III

          The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                      ARTICLE IV

          A.   AUTHORIZED SHARES

          The total number of shares of all classes of stock which the Corporation has authority to issue is 65,000,000 shares, consisting of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock as follows:

               1. 6,000,000 shares of Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON");

               2. 54,000,000 shares of Class B Common Stock, par value $0.01 per share (the "CLASS B COMMON");

               3. 100,000 shares of 12% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share (the "SENIOR PREFERRED STOCK"); and

               4. 4,900,000 shares of undesignated Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK");

PROVIDED, HOWEVER, that as shares of Class A Common are converted into shares of Class B Common as specified herein, the authorized number of shares of Class A Common shall be reduced proportionately and the authorized number of shares of Class B Common shall be increased by a like amount; PROVIDED, FURTHER, that the Corporation shall not, after completion of the transactions described in Sections B and C below, issue additional shares of Class A Common except
(x) pursuant to options outstanding on the date hereof, (y) pursuant to distributions of options, warrants or rights under Section E.6 below or
(z) pursuant to stock splits and stock dividends under Section E.8 below; and PROVIDED, FURTHER, that as shares of Senior Preferred Stock are redeemed by the Corporation in accordance with the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and other Special Rights of Senior Preferred Stock and Qualifications, Limitations and Restrictions thereof, the authorized number of shares of Senior Preferred Stock shall be reduced proportionately and the authorized number of shares of Preferred Stock shall be increased by a like amount.


                                          2.

          The Class A Common and Class B Common (collectively, the "COMMON STOCK") shall have the rights, preferences and limitations separately set forth below. The Senior Preferred Stock, the Preferred Stock and any other preferred stock issued hereafter shall have the rights, preferences and limitations separately set forth below.

          B.   CONVERSION

          Upon the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation's newly-authorized Class B Common (the "Public Offering"):

               1.   AUTOMATIC CONVERSION.

                    (a) Each share of the Corporation's presently outstanding Class B Common Stock shall automatically be converted on a share-for-share basis into a share of the Corporation's newly-authorized Class A Common; and

                    (b) Each share of the Corporation's presently outstanding Class E Common Stock and Class K Common Stock shall automatically be converted on a share-for-share basis into a share of the Corporation's newly-authorized Class B Common.

               2. MECHANICS OF AUTOMATIC CONVERSION. All holders of record of shares of Class B Common Stock, Class E Common Stock and Class K Common Stock (collectively, the "Old Common Stock") will be given at least 30 days' prior written notice of the anticipated date of any automatic conversion referenced in Section B.1 and four days' written notice of the actual date of such conversion.
 Each such notice shall designate a place for automatic conversion of all of the shares of the Old Common Stock pursuant to Section B.1. Such notice will be sent by mail, first class, postage prepaid, to each record holder at such holder's address appearing on the stock register of the Corporation. On or before the date fixed for conversion, each holder of shares of the Old Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common or Class B Common, as the case may be. On the date fixed for conversion, all rights with respect to the Old Common Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class A Common or Class B Common, as the case may be, into which such Old Common Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. All certificates evidencing shares of Old Common Stock which are required to be surrendered for conversion in



                                          3.

accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Old Common Stock represented thereby converted into Class A Common or Class B Common, as the case may be, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for the Old Common Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to his or its written order, a certificate or certificates for the number of shares of Class A Common or Class B Common in accordance with the provisions hereof.

          C.   SPLIT OF COMMON STOCK

               Upon the consummation of the Public Offering and immediately following the conversion referenced in Section B.1, each share of the Corporation's newly-authorized Class A Common and Class B Common issued and outstanding at such time (but immediately before the issuance of shares in the Public Offering) shall automatically be split and converted into 2.9 fully paid and nonassessable shares of Class A Common or Class B Common, as the case may be. No fractional shares of Common Stock shall be issued upon conversion of the Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the offering price per share of the Class B Common offered and sold in the Public Offering, with such cash payment to be delivered to the holders of such fractional shares in the manner described in Section B.2 above.

          D.   PREFERRED STOCK

          The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby expressly vested with authority to provide for the issuance of shares of preferred stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in a resolution or resolutions providing for such issuance adopted by the Board of Directors under the General Corporation Law of the State of Delaware. Except as otherwise provided by applicable law, the holders of the preferred stock of the Corporation shall only have such voting rights as are provided for or expressed in the certificate of designations relating to such preferred stock adopted by the Board of Directors pursuant to the authority granted thereto in accordance with this Section D.

          E.   COMMON STOCK

          Except as otherwise provided in this Section E or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all


                                          4.

respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

               1.   VOTING RIGHTS.

                    (a) CLASS A COMMON. Except as otherwise expressly provided herein or as otherwise required by applicable law, (i) each outstanding share of Class A Common shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote and (ii) each holder of Class A Common shall be entitled to ten (10) votes for each share of such stock held by such holder.

                    (b) CLASS B COMMON. Except as otherwise expressly provided herein or as otherwise required by applicable law, (i) each outstanding shares of Class B Common shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote and (ii) each holder of Class B Common shall be entitled to one (1) vote for each share of such stock held by such holder.

                    (c) CLASS VOTING. Except as otherwise expressly provided herein or as otherwise required by applicable law, on any matter on which the holders of shares of Class A Common and Class B Common are entitled to vote, all classes of Common Stock entitled to vote shall vote together as a single class. Notwithstanding the foregoing, holders of Class A Common and Class B Common are entitled to vote as separate classes on any amendment to the Corporation's Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of either class, increase or decrease the par value of the shares of either class, or alter or change the rights, privileges or preferences of either class in any manner which would affect such class adversely. This provision shall not be in limitation of the voting rights of the Class A Common in Section E.12 below.

               2. OPTIONAL CONVERSION OF CLASS A COMMON. At any time and from time to time, each share of Class A Common shall be convertible, at the option of the holder thereof and without the payment of any additional consideration thereby, at the office of the Corporation or any transfer agent for the Class B Common, on a share-for-share basis into one (1) fully paid and nonassessable share of Class B Common.

               3.   AUTOMATIC CONVERSION OF CLASS A COMMON.   The happening of
either of the following events (each, a "Conversion Event"), shall result in the conversion of some or all shares of Class A Common into shares of Class B Common, as follows:

                    (a) Upon the transfer of any shares of Class A Common by any of SBIC Partners, L.P., Exeter Venture Lenders, L.P., Exeter Equity Partners, L.P. or Jeffrey B. O'Neill (individually, an "Original Holder" and collectively, the "Original Holders") to any persons other than to any other Original Holder or to an affiliate (as such term is defined in


                                          5.

Rule 12b-2 of the Securities Exchange Act of 1934, as amended) as of the date hereof of any such Original Holder (collectively, the "Permitted Transferees"), or upon any subsequent transfer to any person who is not a Permitted Transferee, each such share of Class A Common so transferred shall automatically be converted on a share-for-share basis into one (1) share of Class B Common.

                    (b) Each share of Class A Common shall automatically be converted into one (1) share of Class B Common if the aggregate equity interests of the Corporation held by the Original Holders and any Permitted Transferees thereof, calculated on a fully diluted basis, taking into account all outstanding shares of Common Stock and all rights, options, warrants and other securities convertible into or exchangeable for shares of Common Stock, represent less than 15% of the Corporation's equity interests then outstanding.

               4. MECHANICS OF OPTIONAL CONVERSION. Before any holder of shares of Class A Common shall be entitled to convert the same into shares of Class B Common, he or it shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Class B Common, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common, or to his or its nominee or nominees, a certificate or certificates for the number of shares of Class B Common to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common to be converted, and the person or persons entitled to receive the shares of Class B Common issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common on such date.
From and after such date, all rights of the holder with respect to the Class A Common so converted shall terminate, except only the right of such holder, upon the surrender of his or its certificate or certificates therefor, to receive certificates for the number of shares of Class B Common issuable upon conversion thereof.

               5. MECHANICS OF AUTOMATIC CONVERSION. Upon the happening of a Conversion Event, each Original Holder, or the transferee thereof, as the case may be, affected by such Conversion Event shall surrender to the Corporation his or its certificate or certificates of Class A Common to be converted into Class B Common, at the place designated by the Corporation, and shall thereafter receive certificates for the number of shares of Class B Common to which such holder is entitled. Upon the happening of a Conversion Event, all rights with respect to the shares of Class A Common affected thereby will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class B Common into which such Class A Common has been converted. If so required by the Corporation, certificates surrendered for conversion shall be


                                          6.

endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. All certificates evidencing shares of Class A Common which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date of a Conversion Event relating thereto, be deemed to have been retired and cancelled and the shares of Class A Common represented thereby converted into Class B Common for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates pursuant to the terms hereof. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Class A Common as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to his or its written order, a certificate or certificates for the number of shares of Class B Common in accordance with the provisions hereof.

               6. DISTRIBUTIONS. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or other distribution on the Common Stock shall be payable ratably at the same rate on shares of Class A Common and Class B Common, share and share alike; PROVIDED, HOWEVER, that in the case of options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid. The right of the holders of Common Stock to receive dividends and other distributions is subject to the rights of holders of all issued and outstanding Preferred Stock.

               7. LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any liquidation preference set forth in the certificate of designations with respect to any then-issued and outstanding Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class A Common and Class B Common, share and share alike. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section E.7.

               8.   STOCK SPLITS AND STOCK DIVIDENDS.

                    (a) The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of the other class


                                          7.

shall be proportionately subdivided or combined. All such subdivisions shall be payable in Class A Common only to the holders of Class A Common and in Class B Common only to the holders of Class B Common.

                    (b) In the case of any reorganization, reclassification or change of shares of the Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, or in the case of any sale, lease or other disposition of all or substantially all of the assets of the Corporation, each holder of a share of Common Stock, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such shares of Common Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition: (1) the holders of outstanding shares of Common Stock shall be entitled to receive the same consideration, share and share alike, except for voting rights with respect to securities receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition; and (2) effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Stock into which such Common Stock might have been converted immediately prior to such event. The Corporation shall not be a party to any merger, consolidation or recapitalization pursuant to which any holder of shares of Common Stock would be required to take (x) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder, or (y) any securities convertible into voting securities which, if such conversion took place, would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

                    (c) The issuance of certificates for shares of any class of Common Stock upon conversion or exchange of shares of any other class of Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted and no such issuance and delivery shall be made unless and until the person requesting


                                          8.

such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

               9. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock and Preferred Stock. Upon the surrender at such place of any certificate representing shares of any class of Common Stock or Preferred Stock, the Corporation shall, at the request of the registered holder of such certificate (provided that such request is permitted by this Certificate of Incorporation or any written agreement by and among the Corporation and certain or all of its stockholders, in each case, as then in effect), execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

               10. REPLACEMENT. Upon receipt of evidence satisfactory to the Corporation (an affidavit of the registered holder shall be deemed satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock or Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               11. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder), PROVIDED, HOWEVER, that the Corporation also provide notice via facsimile to any stockholder who provides the Corporation with a facsimile number for notice purposes.

               12. AMENDMENT AND WAIVER. So long as any shares of Class A Common are outstanding, in addition to any other vote or consent of stockholders required by law or by this Certificate of Incorporation, as amended or restated from time to time, the consent of the holders of at least 85% of the shares of Class A Common at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the


                                          9.

purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation as amended or restated from time to time, which affects adversely the rights, privileges or preferences of the holders of shares of Class A Common.


                                      ARTICLE V

          The Board of Directors shall have the power and authority to adopt, amend or repeal bylaws of the Corporation, except as otherwise provided in any bylaw adopted by the stockholders of the Corporation entitled to vote; PROVIDED, HOWEVER, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the Corporation of the power, nor limit their power, to adopt, amend or repeal bylaws of the Corporation.


                                      ARTICLE VI

          A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.


                                     ARTICLE VII

          A. Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "PROCEEDING"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees and expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and


                                         10.

such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          B. If a claim under paragraph A of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute,


                                         11.

provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.






               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



                                         12.

          IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed by the President and Secretary of the Corporation this _____ day of _________, 1998.

                                   GOLDEN STATE VINTNERS, INC.,
                                   a Delaware corporation



                                   ----------------------------------------
                                        Jeffrey B. O'Neill, President




ATTEST:


---------------------------
Jeffrey J. Brown
Chairman and Secretary






                                         13.